Exhibit 99.1

NEWS

Media Contact: Robert Laffoon Villegas, (626) 302-2255
Investor Relations: Scott Cunningham, (626) 302-2540

Edison International Announces New Leaders

ROSEMEAD, Calif., May 25, 2016 — Edison International (NYSE: EIX) today announced that Theodore F. Craver Jr., Edison International’s chairman, president and chief executive officer, will retire effective Sept. 30, 2016 in keeping with the company’s practice of its CEO retiring upon reaching age 65. Effective Sept. 30, Pedro J. Pizarro will succeed Craver as chief executive officer, and independent director William P. Sullivan will become non-executive chair.

“Over the last several years, we have repositioned Edison International and developed the next generation of leaders capable of successfully navigating the enormous changes in our industry,” said Craver. “I am proud of what our team has accomplished for customers and shareholders. This year we are delivering an 8 percent reduction in customer average rates, and Edison International’s market value is higher this month than at any time in our 130-year history.”

The board of directors also announced the election of Pizarro to the board and as president of Edison International, effective June 1. Pizarro has served the company for more than 16 years, currently as president of Southern California Edison, Edison International’s principal subsidiary providing electricity to more than 14 million people across Central, Coastal and Southern California.

Brett White, Edison International lead director, said, “Ted has been an outstanding chairman and CEO and has transformed Edison during his tenure. With Ted’s pending retirement, we took the opportunity to further our desire for excellence in corporate governance by separating the roles of chair and chief executive officer. Bill Sullivan is the retired CEO of Agilent Technologies, where they also use a split role governance model. We are highly impressed with Pedro’s leadership capabilities and excited to have such a quality executive to succeed Ted as CEO.”

Craver said, "Pedro is a dynamic leader who has been the top executive at both our utility and competitive businesses. He grasps the changes that are reshaping our industry and has the talent and leadership skills to convert these opportunities into sustainable growth for Edison International.”

"I am honored and excited to be selected by the board to lead Edison International into the future,” Pizarro said. “We are better positioned than ever to be a trusted leader in electricity, renewable energy and energy services."

The company announced that when Pizarro becomes Edison International president on June 1, senior vice president Kevin M. Payne will become chief executive officer of SCE and senior vice president Ronald O. Nichols will become president of SCE.

“Kevin and Ron are experienced leaders who will continue SCE’s strong focus on operational excellence and transforming the electric grid to support clean energy technologies,” Pizarro said.

The board also announced that W. James Scilacci, Edison International’s executive vice president and chief financial officer, will retire on Sept. 30. Upon his retirement, Scilacci will be succeeded by Maria Rigatti, SCE senior vice president and chief financial officer. SCE vice president and treasurer, William M. “Tres” Petmecky, will succeed Rigatti as SCE senior vice president and chief financial officer.

Craver said, “Jim and I have worked together on nearly every major event at Edison International over the last 20 years and no one has been more dedicated to the company’s success.”

“I have complete confidence in Maria,” said Scilacci. “She has deep industry knowledge, has repeatedly excelled in challenging assignments and is dedicated to making Edison a truly great company.”

Commenting on Petmecky’s appointment, Scilacci said, “Tres is an outstanding financial leader with extensive experience in our regulated utility.”

About Edison International
Edison International (NYSE:EIX), through its subsidiaries, is a generator and distributor of electric power, as well as a provider of energy services and technologies, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities. Edison International is also the parent company of Edison Energy Group, a portfolio of competitive businesses that provide commercial and industrial customers with energy management and procurement services and distributed solar generation. Edison Energy Group companies are independent from Southern California Edison.

Biographical information:
Ted Craver
Pedro Pizarro
Bill Sullivan
Jim Scilacci
Maria Rigatti
Kevin Payne
Ron Nichols
Tres Petmecky
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